Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS ANNOUNCES NEW DATA FROM QNEXA DIABETES STUDY

High-Risk Diabetic Patients Showed Significant Reduction in

Cardiovascular Risk Factors

Mountain View, Calif, June 26, 2008 – VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced additional data from the 28-week Qnexa phase 2 study (OB-202) in type 2 diabetics.  A subset analysis of subjects with higher cardiovascular risk factors at baseline had significantly greater improvements on Qnexa as compared to placebo.  The analysis population is comprised of subjects with elevated baseline risk factors that were in the upper quartile of the overall study population.

Specifically, these higher-risk subjects treated with Qnexa reduced their systolic blood pressure (SBP) by 11.2 mm Hg from a baseline mean of 138.1 mm Hg, as compared to a reduction of 1.9 mm Hg from a baseline mean of 140.7 mm Hg in the placebo group (p=0.006).  Similarly, diastolic blood pressure (DBP) was reduced by 7.9 mm Hg from a baseline mean of 83.5 mm Hg in the Qnexa group, as compared to a reduction of 3.3 mm Hg from a baseline mean of 86.3 mm Hg in the placebo group (p=0.015).  Current standard of care for diabetics includes a target SBP < 130 and DBP < 80 mm Hg.

Higher-risk subjects with elevated triglyceride levels at baseline that were treated with Qnexa experienced a reduction of 86.9 mg/dL or 32% from baseline as compare to a reduction of 25.3 mg/dL or 8.7% in the placebo group (p=0.022).

Fasting plasma glucose (FPG) in the higher-risk population was reduced by 85.2 mg/dL or 35% from a baseline mean of 245 mg/dL in the Qnexa group as compared to a reduction of 42.2 mg/dL or 17% from a baseline mean of 242.4 mg/dL in the placebo group (p=0.006).

“The subset analysis shows the impact of Qnexa on those patients that stand to benefit the most from treatment.  Elevated blood pressure, fasting glucose, and triglyceride levels put these patients at greater risk of adverse cardiovascular events, such as stroke and myocardial infarction.  Treatment of these diabetic patients with Qnexa resulted in significant improvements in blood pressure and triglycerides, in addition to weight loss and improved glycemic control.  We believe this is a powerful and effective combination of benefits,” commented Charles H. Bowden, M.D., director of clinical development at VIVUS.

This subset analysis as well as a review of the data from the OB-202 study and a general review of the company’s clinical development programs will be presented today by Dr. Bowden at the Jefferies 2nd Annual Healthcare Conference in New York.  The presentation will take place at 11:15 a.m. ET. A live audio webcast and 14-day archive of the presentation will be available at http://ir.vivus.com.

About the OB-202 study

In the OB-202 study, subjects were treated at 10 centers throughout the United States.  Patients underwent a 4-week dose escalation period followed by 24 weeks of treatment.  The study was a randomized, double-blind, placebo-controlled prospective trial with subjects randomized to receive Qnexa (15 mg phentermine/100 mg topiramate) or placebo.  The study included 206 subjects, 141 females and 65 males with an average age of 49 years.  Baseline BMI’s were approximately 35 and baseline weight was 94.7 kg for the Qnexa group and 98.1 kg in the placebo group. Patients on antidepressants and common psychiatric medications such as SSRI’s or SNRI’s were allowed to participate in the study. Subjects were instructed to follow a simple diet and lifestyle modification program throughout the study.  The primary endpoint was to measure glycemic control in type 2 diabetics as measured by a reduction in hemoglobin A1c.  Secondary endpoints included weight loss and various cardiovascular risk factors.  Investigators were allowed to intervene and add/adjust anti-diabetic and anti-hypertensive medications during the study based on set rescue criteria and nationally recognized standards of care.  Subjects treated with Qnexa had a reduction in HbA1c, a standard measure of glycemic control, of 1.2% from 8.7% to 7.5% as compared to 0.6% from 8.6% to 8.0% in subjects in the placebo group (p<0.001).  Subjects treated with Qnexa also lost 8% of their starting body weight or 7.7 kg as compared to 1.2% weight loss or 1.3 kg observed in the placebo group (p<0.001).  Fasting plasma glucose levels significantly dropped in the Qnexa arm by 32.8 mg/dL from 174.7 mg/dl to 141.9 compared to a reduction of 7.4 mg/dL from 174 mg/dL to 166.6 mg/dL in the placebo group (p<0.001).  Qnexa patients also had significant reductions in secondary endpoints including blood pressure, lipid levels and waist circumference.  The Qnexa treatment group had a retention rate of 85% as compared to 72% in the placebo arm.

In the study, despite a high baseline HbA1c level of 8.7%, 41% of the Qnexa treated subjects treated were able to achieve the ADA recommended goal of an HbA1c of 7% or lower vs. only 26% of the subjects in the placebo arm (p=0.008).  The hypoglycemia rate in the treatment arm was comparable to the placebo group (6% vs. 5% respectively).  Qnexa was well tolerated with no treatment-related serious adverse events (SAEs). The most common treatment related side effects were consistent with the side effects observed with the individual components, and with those observed in weight loss trials, namely nausea, tingling of the extremities, constipation, dry mouth and dizziness.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health.  The pipeline includes: Qnexa™, which is in phase 3 for obesity and phase 2 for diabetes; Testosterone MDTS®, for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com.

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Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10- K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.